Exhibit 23.04

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2003, except for Note 10 as to which the date is August 31, 2004, relating to the financial statements of Epinions, Inc., which appear in Shopping.com Ltd.’s Registration Statement on Form S-1 (No. 333-113846).

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 28, 2004